SUBSCRIPTION AGREEMENT

TO:  Transfer  Online,  Inc.
     317  SW  Alder  Street,  2nd  Floor
     Portland,  OR  97204
     Tel:  (503)  227-2950
     Fax:  (503)  227-6874

     Attention:  Bryan  Cochran


RE:  ACQUISITION  OF  COMMON  SHARES  OF  THRUST  ENERGY  CORP.
     A  NEVADA  CORPORATION  (THE  "COMPANY")

Dear  Sir:

     Concurrent with execution of this Agreement, I hereby subscribe for _______________ shares of the Company's Common Stock (the "Shares") at a purchase price of US$0.10 per share, and tender herewith the sum of $_______________ USD payable to THRUST ENERGY CORP. as full payment for the aggregate subscribed shares.

     In connection with your offer of Shares, I represent and warrant that I am over the age of 21 years and that I have received a copy of the Company's Prospectus dated _______________ (the "Prospectus"). I have relied solely on the contents of the Prospectus in making an investment decision to purchase the shares offered by the Company, and I have not relied upon any other statements made by or with regard to the Company in connection with its anticipated operations or financial performance.

     I understand that this Subscription Agreement is not binding on the Company until accepted by it, and that the Company reserves the right to accept or reject, in whole or in part and at its sole discretion, any Subscription Agreement. I further understand that no federal or state agency has made any determination as to the fairness of the offering for investment purposes, nor any recommendations or endorsement of the Shares.

     This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the undersigned has executed this Agreement this _____ day of _________________, 2006.


                                                     ___________________________
                                                     Signature(s)
                                                     ___________________________
                                                     Print Name

Print Name(s) in which Shares are to be registered:  ___________________________
Address of Subscriber:                               ___________________________
                                                     ___________________________
                                                   U.S. Resident? [ ] YES [ ] NO
                                                     ___________________________
                                            Federal Tax ID# (U.S. citizens only)

WIRE  TRANSFER  INSTRUCTIONS

                      Beneficiary: Transfer Online, Inc. FBO Thrust Energy Corp.
                                   Account  No.  __________________

                      Bank:        Key  Bank
                                   200  SW  Market  St.,  Suite  100
                                   Portland,  Oregon  97201
                                   ABA  No.  123002011

ACCEPTANCE

The foregoing subscription is hereby accepted and receipt of payment is hereby acknowledged with respect to the Shares subscribed for above.

                                   THRUST  ENERGY  CORP.


                                   By:__________________________
                                        Thomas  Mills
                                        President